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                                                                Exhibit 99.1


Contact: Scott Meyerhoff
Goldleaf Financial Solutions, Inc.
678.910.3730


          GOLDLEAF FINANCIAL SOLUTIONS EXPANDS CURRENT CREDIT FACILITY Company secures additional lenders and increases borrowing availability

BRENTWOOD, TENN., JUNE 15, 2006 - Goldleaf Financial Solutions, Inc. (NASDAQ:GFSI), a provider of technology-based solutions for community financial institutions, today announced that it has amended its current credit facility with Bank of America to increase the total amount of the facility from $19.75 million to $25.0 million. In addition to the increase, the company also announced that The Bankers Bank, based in Atlanta, Ga., has joined the lending group by participating in $4 million of the facility. Winder, Ga.-based The Peoples Bank increased its participation to $4 million of the facility.

         Goldleaf CEO Lynn Boggs commented, "Part of our business strategy is to expand and leverage our relationships with bankers' banks and focus on community financial institutions. We are particularly gratified that The Bankers Bank and The Peoples Bank of Winder, a community bank, have shown confidence in us by participating in the lending group."

ABOUT GOLDLEAF

Goldleaf Financial Solutions, Inc. (GFSI) offers a fully-featured product suite that provides core data processing, item processing and check imaging, ACH origination and processing, remote check capture and deposit processing, accounts receivable financing solutions, a teller automation system, turn-key leasing solutions, financial institution website design and hosting and retail inventory management services. Goldleaf believes its suite of products and services allows financial institutions and their small- to medium-sized business customers to compete more effectively in today's aggressive financial services marketplace, to grow their trusted financial relationships and to enhance their profitability through the efficient use of technology and an expanded community presence. For more information about Goldleaf or its line of products for community financial institutions, please visit the company on the Web at www.goldleaf.com.

SAFE HARBOR STATEMENT

Statements made in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements are based on management's current expectations and include known and unknown risks,

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uncertainties and other factors, many of which the company is unable to predict or control, that may cause the company's actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties associated with the ability of the company's suite of products and services to enhance the competitiveness of its financial institution clients and their customers. These and other risks and uncertainties the company faces are detailed from time to time in the company's filings with the SEC, including its annual report on Form 10-K for the year ended December 31, 2005. The company cautions investors that any forward-looking statements the company makes are not necessarily indicative of future performance. The company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.





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